Q3 News Release

Calgary, October 28, 2022	Exhibit 99.1

Imperial announces third quarter 2022 financial and operating results

•	Quarterly net income of $2,031 million and cash flow from operating activities of $3,089 million

•	Upstream production of 430,000 gross oil-equivalent barrels per day driven by strong production at Kearl and Cold Lake

•	Sustained strong Downstream operating performance with quarterly refinery capacity utilization of 100%, highest in over 40 years

•	Reduced debt by $1 billion using proceeds from the sale of interests in XTO Energy Canada

•	Quarterly dividend increased by 29 percent from 34 cents to 44 cents per share

•	Completed accelerated normal course issuer bid program in October, returning over $1.9 billion to shareholders

•	Announced intention to initiate a substantial issuer bid to purchase up to $1.5 billion of its common shares

•	Released annual Corporate Sustainability Report, outlining the company’s environmental, social and governance progress and focus areas

	Third quarter			Nine months

millions of Canadian dollars, unless noted	2022	2021	Δ	2022	2021	Δ

Net income (loss) (U.S. GAAP)	2,031	908	+1,123	5,613	1,666	+3,947

Net income (loss) per common share, assuming dilution (dollars)	3.24	1.29	+1.95	8.58	2.31	+6.27

Capital and exploration expenditures	392	277	+115	1,002	699	+303

Imperial reported estimated net income in the third quarter of $2,031 million, compared to $2,409 million in the second quarter of 2022, as strong operating performance partly offset moderating commodity prices. Cash flow from operating activities was $3,089 million, up from $2,682 million in the second quarter of 2022.

“Imperial’s business lines delivered another quarter of exceptional operating performance, increasing the supply of crude and fuel products to support Canadian and global energy needs,” said Brad Corson, chairman, president and chief executive officer. “Our on-going focus on safe and reliable operations underpins our strong financial results and positions us well to continue capturing value from the current commodity price environment.”

Upstream production in the third quarter averaged 430,000 gross oil-equivalent barrels per day. At Kearl, quarterly total gross production increased substantially from the second quarter of 2022 to an average of 271,000 barrels per day following the completion of its annual turnaround. Subsequent to the third quarter, Kearl’s October production continued to increase, achieving multiple single-day production records. At Cold Lake, quarterly production averaged 150,000 gross barrels per day, representing the fourth consecutive quarter with production at or above 140,000 barrels per day. Given the success of the company’s on-going optimization program and continued production strength at Cold Lake, Imperial is increasing its full-year guidance at Cold Lake to between 140,000 to 145,000 gross barrels per day for 2022.

In the Downstream, quarterly refining throughput averaged 426,000 barrels per day, with capacity utilization of 100 percent, the highest quarterly utilization in over 40 years, ensuring a stable supply of fuel products to meet Canadian demand. Petroleum product sales remained strong in the quarter, averaging 484,000 barrels per day. In September, Imperial signed a long-term contract with Air Products to supply low-carbon hydrogen for the company’s planned renewable diesel complex at its Strathcona refinery. A final investment decision for the renewable diesel complex is expected in the coming months.

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

Q3 News Release

In August, Imperial successfully completed the previously announced sale of its XTO Energy Canada assets to Whitecap Resources for a total cash consideration of approximately $0.9 billion (Imperial’s share), resulting in an after-tax gain of $208 million in the quarter. Proceeds from the sale were used to reduce debt by $1 billion, bringing the company’s outstanding debt to $4.2 billion and debt-to-capital1 ratio to 16 percent.

“The sale of Imperial’s XTO assets positions the company well to not only continue focusing Upstream resources on our core oil sands assets but also enabled us to further enhance our industry leading balance sheet and improve the company’s financial flexibility,” said Corson.

During the quarter, Imperial returned to shareholders $227 million in dividends paid and $1,512 million through accelerated share repurchases under the company’s normal course issuer bid (NCIB) program. The company completed its NCIB program in October with an additional $434 million in share repurchases.

“Paying a reliable and growing dividend and returning surplus cash to shareholders remain key priorities for us” said Corson. “Imperial has generated substantial value for its shareholders this year and I am pleased to announce a 29 percent increase to our quarterly dividend as well as our plans to initiate a second substantial issuer bid this year, returning up to $1.5 billion to shareholders in the fourth quarter” said Corson.

Imperial continues to advance solutions to lower emissions in its operations. The company is a founding member of the Pathways Alliance, which continues to move forward with early work to support a major carbon capture and storage network in support of Canada’s goals to achieve net zero emissions. In early October, the Government of Alberta awarded the Pathways Alliance pore space to continue exploratory work on the development of a hub to safely and permanently store CO2 from over 20 industry oil sands facilities and other interested industries in northern Alberta.

In September, Imperial released its annual Sustainability report which highlights progress and momentum in the company’s key environmental, social and governance focus areas and complements the company’s Advancing Climate Solutions report published earlier this year.

“The challenges we are facing today require collaboration across industry, governments, indigenous communities and other stakeholders,” said Corson. “It’s why we became a founding member of the Pathways Alliance to reduce oil sands emissions and to further develop and deploy game changing technology to meaningfully contribute to Canada’s energy future.”

1 Debt, defined as “Total debt” (Attachment I, page 15), divided by capital, defined as the sum of “Total debt” and “Shareholders’ equity” (Attachment I, page 15).

After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.

IMPERIAL OIL LIMITED

Third quarter highlights

•

Net income of $2,031 million or $3.24 per share on a diluted basis, up from $908 million or $1.29 per share in the third quarter of 2021. Net income excluding identified items[1] of $1,823 million in the third quarter of 2022, up from $908 million in the same period of 2021.

•

Cash flows from operating activities of $3,089 million, up from $1,947 million in the same period of 2021. Cash flows from operating activities excluding working capital[1] of $2,543 million, up from $1,504 million in the same period of 2021.

•	Capital and exploration expenditures totalled $392 million, up from $277 million in the third quarter of 2021.

•

The company returned $1,739 million to shareholders in the third quarter of 2022, including $227 million in dividends paid and $1,512 million in share repurchases. Subsequent to the end of the third quarter, the company completed its NCIB program with an additional $434 million in share repurchases.

•

Announced intention to initiate a substantial issuer bid to purchase for cancellation up to $1.5 billion of its common shares. The company anticipates terms and pricing will be determined and the offer will commence during the next two weeks.

•	Production averaged 430,000 gross oil-equivalent barrels per day, compared to 435,000 barrels per day in the same period of 2021.

•

Total gross bitumen production at Kearl averaged 271,000 barrels per day (193,000 barrels Imperial’s share), compared to 274,000 barrels per day (194,000 barrels Imperial’s share) in the third quarter of 2021. Subsequent to the third quarter, Kearl’s October production continued to increase, achieving multiple single-day production records.

•

Gross bitumen production at Cold Lake averaged 150,000 barrels per day, up from 135,000 barrels per day in the third quarter of 2021, representing the fourth consecutive quarter with production at or above 140,000 barrels per day. Consistent with this sustained production performance, Imperial is increasing its 2022 production guidance at Cold Lake to between 140,000 - 145,000 barrels per day.

•

The company’s share of gross production from Syncrude averaged 62,000 barrels per day, compared to 78,000 barrels per day in the third quarter of 2021, primarily driven by the timing of planned turnaround activities.

•

Refinery throughput averaged 426,000 barrels per day, up from 404,000 barrels per day in the third quarter of 2021. Capacity utilization reached 100 percent, the highest quarterly utilization in over 40 years, up from 94 percent in the third quarter of 2021, as the company continues to maximize production to meet Canadian demand.

•	Petroleum product sales were 484,000 barrels per day, compared to 485,000 barrels per day in the third quarter of 2021.

•	Chemical net income of $54 million in the quarter, compared to $121 million in the third quarter of 2021. Lower income was primarily driven by lower polyethylene margins.

•

Announced long-term contract with Air Products to supply low-carbon hydrogen for Imperial’s proposed renewable diesel complex near Edmonton, Alberta. The complex is expected to produce more than 1 billion litres of renewable diesel per year from locally sourced feedstock and low-carbon hydrogen. A final investment decision will be made in the coming months.

1 non-GAAP financial measure - see attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED

•

Completed, together with ExxonMobil Canada, the previously announced sale of XTO Energy Canada to Whitecap Resources for total cash consideration of approximately $1.9 billion ($0.9 billion Imperial’s share). As a result of the sale, Imperial recorded an after-tax gain of approximately $208 million in the third quarter of 2022. Proceeds from the sale were used to reduce outstanding debt by $1 billion, further enhancing the company’s industry leading balance sheet and improving financial flexibility.

•

As a member of the Pathways Alliance, advanced early work to support the foundational carbon capture and storage network in northern Alberta as part of Pathways’ goal to achieve net zero emissions. In early October, the Government of Alberta awarded the Pathways Alliance pore space to continue exploratory work on the development of a hub to safely and permanently store CO2 from over 20 industry oil sands facilities and other interested industries in northern Alberta.

•

Released annual Corporate Sustainability Report. The report highlights key environmental, social and governance focus areas and progress, complementing the company’s previously released Advancing Climate Solutions report.

•

Announced unique collaboration with FLO that will support Canada’s net zero emissions goals by expanding FLO’s charging network for electric vehicles. This collaboration will jointly develop an electric vehicle charging service option for Imperial’s Esso and Mobil branded wholesalers and includes an agreement to transfer credits to Imperial under Canada’s Clean Fuel Regulations.

IMPERIAL OIL LIMITED

Current business environment

During the COVID-19 pandemic, industry investment to maintain and increase production capacity was restrained to preserve capital, resulting in underinvestment and supply tightness as demand for petroleum and petrochemical products recovered. Across late 2021 and the first half of 2022, this dynamic, along with supply chain constraints and a continuation of demand recovery, led to a steady increase in oil and natural gas prices and refining margins. In the first half of 2022, tightness in the oil and natural gas markets was further exacerbated by Russia’s invasion of Ukraine and subsequent sanctions imposed upon business and other activities in Russia. The price of crude oil and certain regional natural gas indicators increased to levels not seen for several years. Across the third quarter of 2022, high prices and economic uncertainty led to a tempering of demand for some products, causing crude oil prices and refining margins to soften relative to first half levels. Commodity and product prices are expected to remain volatile given the current global economic and geopolitical uncertainty affecting supply and demand.

Operating results

Third quarter 2022 vs. third quarter 2021

	Third Quarter

millions of Canadian dollars, unless noted	2022	2021

Net income (loss) (U.S. GAAP)	2,031	908

Net income (loss) per common share, assuming dilution (dollars)	3.24	1.29

Net income (loss) excluding identified items[1]	1,823	908

Current quarter results include favourable identified items1 of $208 million related to the company’s gain on the sale of interests in XTO Energy Canada.

Upstream

Net income (loss) factor analysis

millions of Canadian dollars

Price – Higher realizations were generally in line with increases in marker prices, driven primarily by increased demand and supply chain constraints. Average bitumen realizations increased by $21.14 per barrel generally in line with WCS, and synthetic crude oil realizations increased by $38.86 per barrel generally in line with WTI.

Volumes – Lower volumes were the result of timing of planned turnaround activities at Syncrude, partially offset by higher volumes at Cold Lake, primarily driven by continued focus on sustained performance and production optimization.

Royalty – Higher royalties primarily driven by improved commodity prices.

Identified Items1 – Current quarter results include favourable identified items1 related to the company’s gain on the sale of interests in XTO Energy Canada.

Other – Includes higher operating expenses of about $200 million, partially offset by favourable foreign exchange impacts of about $80 million.

1 non-GAAP financial measure - see Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED

Marker prices and average realizations

	Third Quarter

Canadian dollars, unless noted	2022	2021

West Texas Intermediate (US$ per barrel)	91.43	70.52

Western Canada Select (US$ per barrel)	71.53	57.08

WTI/WCS Spread (US$ per barrel)	19.90	13.44

Bitumen (per barrel)	81.58	60.44

Synthetic crude oil (per barrel)	124.80	85.94

Average foreign exchange rate (US$)	0.77	0.79

Production

	Third Quarter

thousands of barrels per day	2022	2021

Kearl (Imperial’s share)	193	194

Cold Lake	150	135

Syncrude (a)	62	78

Kearl total gross production (thousands of barrels per day)	271	274
(a)

In the third quarter of 2022, Syncrude gross production included about 7 thousand barrels per day of bitumen and other products (2021 - 1 thousand barrels per day) that was exported to the operator’s facilities using an existing interconnect pipeline.

Higher production at Cold Lake was primarily driven by continued focus on sustained performance and production optimization.

Lower production at Syncrude was primarily a result of the timing of planned turnaround activities.

Downstream

Net income (loss) factor analysis

millions of Canadian dollars

Margins – Higher margins primarily reflect improved market conditions.

Refinery utilization and petroleum product sales

	Third Quarter

thousands of barrels per day, unless noted	2022	2021

Refinery throughput	426	404

Refinery capacity utilization (percent)	100	94

Petroleum product sales	484	485

Improved refinery throughput in the third quarter of 2022 was primarily driven by economic optimization across the downstream supply chain.

IMPERIAL OIL LIMITED

Chemicals

Net income (loss) factor analysis

millions of Canadian dollars

Margins – Lower margins primarily reflect weaker industry polyethylene margins.

Corporate and other

	Third Quarter

millions of Canadian dollars	2022	2021

Net income (loss) (U.S. GAAP)	(21)	(30)

Liquidity and capital resources

	Third Quarter

millions of Canadian dollars	2022	2021
Cash flow generated from (used in):
Operating activities	3,089	1,947

Investing activities	364	(259)

Financing activities	(2,744)	(589)

Increase (decrease) in cash and cash equivalents	709	1,099

Cash and cash equivalents at period end	3,576	1,875

Cash flow generated from operating activities primarily reflects higher Upstream realizations, improved Downstream margins, and favourable working capital impacts.

Cash flow generated from investing activities primarily reflects proceeds from the sale of interests in XTO Energy Canada, partially offset by higher additions to property, plant and equipment.

Cash flow used in financing activities primarily reflects:

	Third Quarter

millions of Canadian dollars, unless noted	2022	2021

Dividends paid	227	195

Per share dividend paid (dollars)	0.34	0.27

Share repurchases (a)	1,512	313

Number of shares purchased (millions) (a)	25.2	9.0

(a)

Share repurchases were made under the company’s normal course issuer bid program, and include shares purchased from Exxon Mobil Corporation concurrent with, but outside of the normal course issuer bid.

During the third quarter of 2022, the company decreased its long-term debt by $1 billion by partially repaying an existing facility with an affiliated company of ExxonMobil.

IMPERIAL OIL LIMITED

Nine months 2022 vs. nine months 2021

	Nine Months

millions of Canadian dollars, unless noted	2022	2021

Net income (loss) (U.S. GAAP)	5,613	1,666

Net income (loss) per common share, assuming dilution (dollars)	8.58	2.31

Net income (loss) excluding identified items[1]	5,405	1,666

Current year results include favourable identified items1 of $208 million related to the company’s gain on the sale of interests in XTO Energy Canada.

Upstream

Net income (loss) factor analysis

millions of Canadian dollars

Price – Higher realizations were generally in line with increases in marker prices, driven primarily by increased demand and supply chain constraints. Average bitumen realizations increased by $38.71 per barrel generally in line with WCS, and synthetic crude oil realizations increased by $51.90 per barrel generally in line with WTI.

Volumes – Lower volumes were primarily the result of downtime at Kearl in the first half of the year.

Royalty – Higher royalties primarily driven by improved commodity prices.

Identified Items1 – Current year results include favourable identified items1 related to the company’s gain on the sale of interests in XTO Energy Canada.

Other – Includes higher operating expenses of about $430 million, primarily higher energy prices, partially offset by favourable foreign exchange impacts of about $130 million.

Marker prices and average realizations

	Nine Months

Canadian dollars, unless noted	2022	2021

West Texas Intermediate (US$ per barrel)	98.25	65.04

Western Canada Select (US$ per barrel)	82.60	52.45

WTI/WCS Spread (US$ per barrel)	15.65	12.59

Bitumen (per barrel)	94.01	55.30

Synthetic crude oil (per barrel)	129.52	77.62

Average foreign exchange rate (US$)	0.78	0.80

1 non-GAAP financial measure - see Attachment VI for definition and reconciliation

IMPERIAL OIL LIMITED

Production

	Nine Months

thousands of barrels per day	2022	2021

Kearl (Imperial’s share)	162	185

Cold Lake	145	139

Syncrude (a)	74	68

Kearl total gross production (thousands of barrels per day)	228	260
(a)

In 2022, Syncrude gross production included about 4 thousand barrels per day of bitumen and other products (2021 - 1 thousand barrels per day) that was exported to the operator’s facilities using an existing interconnect pipeline.

Lower production at Kearl was primarily a result of downtime in the first half of the year.

Downstream

Net income (loss) factor analysis

millions of Canadian dollars

Margins – Higher margins primarily reflect improved market conditions.

Other – Includes lower turnaround impacts of about $140 million, reflecting the absence of turnaround activities at Strathcona refinery and favourable foreign exchange impacts of about $70 million, partially offset by higher operating expenses of about $130 million, primarily from higher energy costs.

Refinery utilization and petroleum product sales

	Nine Months

thousands of barrels per day, unless noted	2022	2021

Refinery throughput	413	367

Refinery capacity utilization (percent)	96	86

Petroleum product sales	471	442

Improved refinery throughput in 2022 was primarily driven by reduced turnaround activity and increased demand.

Improved petroleum product sales in 2022 primarily reflects increased demand.

Chemicals

Net income (loss) factor analysis

millions of Canadian dollars

Margins – Lower margins primarily reflect weaker industry polyethylene margins.

IMPERIAL OIL LIMITED

Corporate and other

	Nine Months

millions of Canadian dollars	2022	2021

Net income (loss) (U.S. GAAP)	(98)	(126)

Liquidity and capital resources

	Nine Months

millions of Canadian dollars	2022	2021

Cash flow generated from (used in):

Operating activities	7,685	3,844

Investing activities	(145)	(613)

Financing activities	(6,117)	(2,127)

Increase (decrease) in cash and cash equivalents	1,423	1,104

Cash flow generated from operating activities primarily reflects higher Upstream realizations, improved Downstream margins, and favourable working capital impacts.

Cash flow used in investing activities primarily reflects proceeds from the sale of interests in XTO Energy Canada, partially offset by higher additions to property, plant and equipment.

Cash flow used in financing activities primarily reflects:

	Nine Months

millions of Canadian dollars, unless noted	2022	2021

Dividends paid	640	518

Per share dividend paid (dollars)	0.95	0.71

Share repurchases (a)	4,461	1,484

Number of shares purchased (millions) (a)	66.6	38.5
(a)

Share repurchases were made under the company’s normal course issuer bid program and substantial issuer bid that commenced on May 6, 2022 and expired on June 10, 2022. Includes shares purchased from Exxon Mobil Corporation concurrent with, but outside of, the normal course issuer bid, and by way of a proportionate tender under the company’s substantial issuer bid.

During the third quarter of 2022, the company decreased its long-term debt by $1 billion by partially repaying an existing facility with an affiliated company of ExxonMobil.

On May 6, 2022, the company commenced a substantial issuer bid pursuant to which it offered to purchase for cancellation up to $2.5 billion of its common shares through a modified Dutch auction and proportionate tender offer. The substantial issuer bid was completed on June 15, 2022, with the company taking up and paying for 32,467,532 common shares at a price of $77.00 per share, for an aggregate purchase of $2.5 billion and 4.9 percent of Imperial’s issued and outstanding shares at the close of business on May 2, 2022. This included 22,597,379 shares purchased from Exxon Mobil Corporation by way of a proportionate tender to maintain its ownership percentage at approximately 69.6 percent.

Subsequent to the end of the third quarter, the company completed all share repurchases under its normal course issuer bid on October 21, 2022.

On October 28, 2022 the company announced its intention to launch a substantial issuer bid pursuant to which the company will offer to purchase for cancellation up to $1.5 billion of its common shares. The substantial issuer bid will be made through a modified Dutch auction, with a tender price range to be determined by the company at the time of commencement of the offer. Shares may also be tendered by way of a proportionate tender, which will result in a shareholder maintaining their proportionate share ownership. ExxonMobil has advised Imperial that it intends to make a proportionate tender in connection with the offer in order to maintain its proportionate share ownership at approximately 69.6 percent following completion of the offer. Nothing in this report shall constitute an offer to purchase or a solicitation of an offer to sell any shares.

Key financial and operating data follow.

IMPERIAL OIL LIMITED

Additional information regarding the tender offer

The tender offer described in this communication (the “Offer”) has not yet commenced. This communication is for informational purposes only. This communication is not a recommendation to buy or sell Imperial Oil Limited shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Imperial Oil Limited Shares or any other securities.

On the commencement date of the Offer, Imperial Oil Limited will file an offer to purchase, accompanying issuer bid circular and related letter of transmittal and notice of guaranteed delivery (the “Offering Documents”) with Canadian securities regulatory authorities and mail these to the company’s shareholders. The company will also file a tender offer statement on Schedule TO, including the Offering Documents, with the United States Securities and Exchange Commission (the “SEC”). The Offer will only be made pursuant to the Offering Documents filed with Canadian securities regulatory authorities and as a part of the Schedule TO. Shareholders should read carefully the Offering Documents because they contain important information, including the various terms of, and conditions to, the Offer. Once the Offer is commenced, shareholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offering Documents and other documents that Imperial Oil Limited will be filing with the SEC at the SEC’s website at www.sec.gov, with Canadian securities regulatory authorities at www.sedar.com, or from Imperial Oil Limited’s website at www.imperialoil.ca.

Forward-looking statements

Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans are forward-looking statements. Forward-looking statements can be identified by words such as believe, anticipate, intend, propose, plan, goal, seek, project, predict, target, estimate, expect, strategy, outlook, schedule, future, continue, likely, may, should, will and similar references to future periods. Forward-looking statements in this report include, but are not limited to, references to the company’s intention to initiate a substantial issuer bid, including the size, structure, timing for determining the terms, pricing and commencement, and ExxonMobil’s intent to make a proportionate tender; being well positioned to capture value from current commodity price environment and focus on core upstream oil sands assets; Cold Lake updated production guidance for 2022; the company’s planned renewable diesel complex at Strathcona, including impact and timing of a final investment decision; the company’s financial flexibility; priorities to pay a reliable and growing dividend and return surplus cash to shareholders; continuing to advance solutions to lower emissions, including Pathways Alliance carbon capture and storage network and developing and deploying technology; the collaboration with FLO to jointly develop an electric charging service option and transfer of credits under the Clean Fuel Regulations; and the expectation of commodity and product price volatility.

Forward-looking statements are based on the company’s current expectations, estimates, projections and assumptions at the time the statements are made. Actual future financial and operating results, including expectations and assumptions concerning demand growth and energy source, supply and mix; production rates, growth and mix across various assets; project plans, timing, costs, technical evaluations and capacities and the company’s ability to effectively execute on these plans and operate its assets, including factors influencing a final investment decision for the renewable diesel complex at Strathcona; the adoption and impact of new facilities or technologies on reductions to GHG emissions intensity, including but not limited to Strathcona renewable diesel and support for and advancement of carbon capture and storage, and any changes in the scope, terms, or costs of such projects; the amount and timing of emissions reductions; support from policymakers and other stakeholders for various new technologies such as carbon capture and storage; receipt of regulatory approvals; for shareholder returns, assumptions such as cash flow forecasts, financing sources and capital structure, that the necessary exemptive relief to proceed with the substantial issuer bid under applicable securities laws will be received on the timeline anticipated, and ExxonMobil making a proportionate tender in connection with the substantial issuer bid; applicable laws and government policies, including with respect to climate change and GHG emissions reductions; capital and environmental expenditures; progression of COVID-19 and its impacts on Imperial’s ability to operate its assets; and commodity prices, foreign exchange rates and general market conditions could differ materially depending on a number of factors.

IMPERIAL OIL LIMITED

These factors include global, regional or local changes in supply and demand for oil, natural gas, and petroleum and petrochemical products and resulting price, differential and margin impacts, including foreign government action with respect to supply levels and prices, the impact of COVID-19 on demand and the occurrence of wars; availability and allocation of capital; the receipt, in a timely manner, of regulatory and third-party approvals, including for the company’s substantial issuer bid; the results of research programs and new technologies, the ability to bring new technologies to commercial scale on a cost-competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; lack of required support from governments and policymakers for adoption of new technologies for emissions reductions; unanticipated technical or operational difficulties; project management and schedules and timely completion of projects; availability and performance of third-party service providers, including in light of restrictions related to COVID-19; environmental risks inherent in oil and gas exploration and production activities; political or regulatory events, including changes in law or government policy, environmental regulation including climate change and greenhouse gas regulation, and actions in response to COVID-19; management effectiveness and disaster response preparedness, including business continuity plans in response to COVID-19; operational hazards and risks; cybersecurity incidents, including increased reliance on remote working arrangements; currency exchange rates; general economic conditions; and other factors discussed in Item 1A risk factors and Item 7 management’s discussion and analysis of financial condition and results of operations of Imperial Oil Limited’s most recent annual report on Form 10-K and subsequent interim reports.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial Oil Limited. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

In this release all dollar amounts are expressed in Canadian dollars unless otherwise stated. This release should be read in conjunction with Imperial’s most recent Form 10-K. Note that numbers may not add due to rounding.

The term “project” as used in this release can refer to a variety of different activities and does not necessarily have the same meaning as in any government payment transparency reports.

IMPERIAL OIL LIMITED

Attachment I

	Third Quarter		Nine Months
millions of Canadian dollars, unless noted	2022	2021	2022	2021

Net Income (loss) (U.S. GAAP)

Total revenues and other income	15,224	10,233	45,217	25,278

Total expenses	12,719	9,044	38,012	23,106
Income (loss) before income taxes	2,505	1,189	7,205	2,172

Income taxes	474	281	1,592	506

Net income (loss)	2,031	908	5,613	1,666

Net income (loss) per common share (dollars)	3.25	1.30	8.60	2.32

Net income (loss) per common share - assuming dilution (dollars)	3.24	1.29	8.58	2.31

Other Financial Data

Gain (loss) on asset sales, after tax	222	10	241	34

Total assets at September 30			42,986	40,875

Total debt at September 30			4,160	5,182

Shareholders’ equity at September 30			22,308	21,209

Capital employed at September 30			26,491	26,412

Dividends declared on common stock

Total	211	188	666	544

Per common share (dollars)	0.34	0.27	1.02	0.76

Millions of common shares outstanding

At September 30			611.5	695.6

Average - assuming dilution	626.9	701.9	654.4	721.1

IMPERIAL OIL LIMITED

Attachment II

	Third Quarter		Nine Months

millions of Canadian dollars	2022	2021	2022	2021

Total cash and cash equivalents at period end	3,576	1,875	3,576	1,875

Operating Activities

Net income (loss)	2,031	908	5,613	1,666

Adjustments for non-cash items:

Depreciation and depletion	555	488	1,432	1,432

(Gain) loss on asset sales	(131)	(12)	(155)	(39)

Deferred income taxes and other	122	(120)	(358)	16

Changes in operating assets and liabilities	546	443	1,140	379

All other items - net	(34)	240	13	390

Cash flows from (used in) operating activities	3,089	1,947	7,685	3,844

Investing Activities

Additions to property, plant and equipment	(397)	(276)	(1,034)	(684)

Proceeds from asset sales	760	15	886	57

Additional investments	(6)	—	(6)	—

Loans to equity companies - net	7	2	9	14

Cash flows from (used in) investing activities	364	(259)	(145)	(613)

Cash flows from (used in) financing activities	(2,744)	(589)	(6,117)	(2,127)

IMPERIAL OIL LIMITED

Attachment III

	Third Quarter		Nine Months

millions of Canadian dollars	2022	2021	2022	2021

Net income (loss) (U.S. GAAP)

Upstream	986	524	3,114	850

Downstream	1,012	293	2,434	645

Chemical	54	121	163	297

Corporate and other	(21)	(30)	(98)	(126)

Net income (loss)	2,031	908	5,613	1,666

Revenues and other income

Upstream	4,949	4,152	15,432	11,579

Downstream	16,236	9,197	49,066	20,333

Chemical	520	477	1,554	1,309

Eliminations / Corporate and other	(6,481)	(3,593)	(20,835)	(7,943)

Revenues and other income	15,224	10,233	45,217	25,278

Purchases of crude oil and products

Upstream	1,937	1,902	6,184	5,780

Downstream	13,686	7,745	42,459	16,525

Chemical	354	244	1,070	693

Eliminations	(6,499)	(3,593)	(20,864)	(7,946)

Purchases of crude oil and products	9,478	6,298	28,849	15,052

Production and manufacturing

Upstream	1,381	1,120	4,053	3,395

Downstream	419	356	1,193	1,039

Chemical	72	49	193	145

Eliminations	—	—	—	—

Production and manufacturing	1,872	1,525	5,439	4,579

Selling and general

Upstream	—	—	—	—

Downstream	174	141	474	416

Chemical	17	21	62	68

Eliminations / Corporate and other	18	18	89	85

Selling and general	209	180	625	569

Capital and exploration expenditures

Upstream	309	151	764	366

Downstream	64	120	201	308

Chemical	2	2	5	6

Corporate and other	17	4	32	19

Capital and exploration expenditures	392	277	1,002	699

Exploration expenses charged to Upstream income included above	1	2	4	6

IMPERIAL OIL LIMITED

Attachment IV

Operating statistics	Third Quarter		Nine Months
	2022	2021	2022	2021

Gross crude oil and natural gas liquids (NGL) production
(thousands of barrels per day)

Kearl	193	194	162	185

Cold Lake	150	135	145	139

Syncrude (a)	62	78	74	68

Conventional	9	8	9	9

Total crude oil production	414	415	390	401

NGLs available for sale	1	1	1	2

Total crude oil and NGL production	415	416	391	403

Gross natural gas production (millions of cubic feet per day)	92	112	101	119

Gross oil-equivalent production (b)	430	435	408	423
(thousands of oil-equivalent barrels per day)

Net crude oil and NGL production (thousands of barrels per day)

Kearl	175	185	148	178

Cold Lake	111	111	107	112

Syncrude (a)	51	66	58	60

Conventional	8	7	9	8

Total crude oil production	345	369	322	358

NGLs available for sale	1	1	1	1

Total crude oil and NGL production	346	370	323	359

Net natural gas production (millions of cubic feet per day)	87	111	95	118

Net oil-equivalent production (b)	361	389	339	379
(thousands of oil-equivalent barrels per day)

Kearl blend sales (thousands of barrels per day)	257	285	223	262

Cold Lake blend sales (thousands of barrels per day)	190	174	189	186

NGL sales (thousands of barrels per day) (c)	2	1	2	—

Average realizations (Canadian dollars)

Bitumen (per barrel)	81.58	60.44	94.01	55.30

Synthetic crude oil (per barrel)	124.80	85.94	129.52	77.62

Conventional crude oil (per barrel)	94.87	59.94	103.28	55.49

NGL (per barrel)	61.61	57.16	64.85	45.10

Natural gas (per thousand cubic feet)	5.10	3.88	5.72	3.50

Refinery throughput (thousands of barrels per day)	426	404	413	367

Refinery capacity utilization (percent)	100	94	96	86

Petroleum product sales (thousands of barrels per day)

Gasolines	237	250	225	219

Heating, diesel and jet fuels	172	158	175	152

Lube oils and other products	49	49	49	46

Heavy fuel oils	26	28	22	25

Net petroleum products sales	484	485	471	442

Petrochemical sales (thousands of tonnes)	217	203	649	636

(a) Syncrude gross and net production included bitumen and other products that were exported to the operator’s facilities using an existing interconnect pipeline.
Gross bitumen and other products production (thousands of barrels per day)	7	1	4	1

Net bitumen and other products production (thousands of barrels per day)	6	1	3	1

(b) Gas converted to oil-equivalent at six million cubic feet per one thousand barrels. (c) NGL sales round to 0 in 2021.

IMPERIAL OIL LIMITED

Attachment V

	Net income (loss) (U.S. GAAP) millions of Canadian dollars	Net income (loss) per common share - diluted (a) Canadian dollars

2018

First Quarter	516	0.62

Second Quarter	196	0.24

Third Quarter	749	0.94

Fourth Quarter	853	1.08

Year	2,314	2.86

2019

First Quarter	293	0.38

Second Quarter	1,212	1.57

Third Quarter	424	0.56

Fourth Quarter	271	0.36

Year	2,200	2.88

2020

First Quarter	(188)	(0.25)

Second Quarter	(526)	(0.72)

Third Quarter	3	—

Fourth Quarter	(1,146)	(1.56)

Year	(1,857)	(2.53)

2021

First Quarter	392	0.53

Second Quarter	366	0.50

Third Quarter	908	1.29

Fourth Quarter	813	1.18

Year	2,479	3.48

2022

First Quarter	1,173	1.75

Second Quarter	2,409	3.63

Third Quarter	2,031	3.24

Year	5,613	8.58
(a)	Computed using the average number of shares outstanding during each period. The sum of the quarters presented may not add to the year total.

IMPERIAL OIL LIMITED

Attachment VI

Non-GAAP financial measures and other specified financial measures

Certain measures included in this document are not prescribed by U.S. Generally Accepted Accounting Principles (GAAP). These measures constitute “non-GAAP financial measures” under Securities and Exchange Commission Regulation G, and “specified financial measures” under National Instrument 52-112 Non-GAAP and Other Financial Measures Disclosure of the Canadian Securities Administrators.

Reconciliation of these non-GAAP financial measures to the most comparable GAAP measure, and other information required by these regulations, have been provided. Non-GAAP financial measures and specified financial measures are not standardized financial measures under GAAP and do not have a standardized definition. As such, these measures may not be directly comparable to measures presented by other companies, and should not be considered a substitute for GAAP financial measures.

Cash flows from (used in) operating activities excluding working capital

Cash flows from (used in) operating activities excluding working capital is a non-GAAP financial measure that is the total cash flows from operating activities less the changes in operating assets and liabilities in the period. The most directly comparable financial measure that is disclosed in the financial statements is cash flows from (used in) operating activities within the company’s Consolidated statement of cash flows. Management believes it is useful for investors to consider these numbers in comparing the underlying performance of the company’s business across periods when there are significant period-to-period differences in the amount of changes in working capital. Changes in working capital is equal to “Changes in operating assets and liabilities” as disclosed in the company’s Consolidated statement of cash flows and in Attachment II of this document. This measure assesses the cash flows at an operating level, and as such, does not include proceeds from asset sales as defined in Cash flows from operating activities and asset sales in the Frequently Used Terms section of the company’s annual Form 10-K.

Reconciliation of cash flows from (used in) operating activities excluding working capital

	Third Quarter		Nine Months

millions of Canadian dollars	2022	2021	2022	2021
From Imperial’s Consolidated statement of cash flows

Cash flows from (used in) operating activities	3,089	1,947	7,685	3,844

Less changes in working capital

Changes in operating assets and liabilities	546	443	1,140	379

Cash flows from (used in) operating activities excl. working capital	2,543	1,504	6,545	3,465

IMPERIAL OIL LIMITED

Free cash flow

Free cash flow is a non-GAAP financial measure that is cash flows from operating activities less additions to property, plant and equipment and equity company investments plus proceeds from asset sales. The most directly comparable financial measure that is disclosed in the financial statements is cash flows from (used in) operating activities within the company’s Consolidated statement of cash flows. This measure is used to evaluate cash available for financing activities (including but not limited to dividends and share purchases) after investment in the business.

Reconciliation of free cash flow

	Third Quarter		Nine Months

millions of Canadian dollars	2022	2021	2022	2021
From Imperial’s Consolidated statement of cash flows

Cash flows from (used in) operating activities	3,089	1,947	7,685	3,844

Cash flows from (used in) investing activities

Additions to property, plant and equipment	(397)	(276)	(1,034)	(684)

Proceeds from asset sales	760	15	886	57

Additional investments	(6)	—	(6)	—

Loans to equity companies - net	7	2	9	14

Free cash flow	3,453	1,688	7,540	3,231

Net income (loss) excluding identified items

Net income (loss) excluding identified items is a non-GAAP financial measure that is total net income (loss) excluding individually significant non-operational events with an absolute corporate total earnings impact of at least $100 million in a given quarter. The net income (loss) impact of an identified item for an individual segment in a given quarter may be less than $100 million when the item impacts several segments or several periods. The most directly comparable financial measure that is disclosed in the financial statements is net income (loss) within the company’s Consolidated statement of income. Management uses these figures to improve comparability of the underlying business across multiple periods by isolating and removing significant non-operational events from business results. The company believes this view provides investors increased transparency into business results and trends, and provides investors with a view of the business as seen through the eyes of management. Net income (loss) excluding identified items is not meant to be viewed in isolation or as a substitute for net income (loss) as prepared in accordance with U.S. GAAP. All identified items are presented on an after-tax basis.

Reconciliation of net income (loss) excluding identified items

	Third Quarter		Nine Months

millions of Canadian dollars	2022	2021	2022	2021
From Imperial’s Consolidated statement of income

Net income (loss) (U.S. GAAP)	2,031	908	5,613	1,666

Less identified items included in Net income (loss)

Gain/(loss) on sale of assets	208	—	208	—

Subtotal of identified items	208	—	208	—

Net income (loss) excluding identified items	1,823	908	5,405	1,666

IMPERIAL OIL LIMITED

Cash operating costs (cash costs)

Cash operating costs is a non-GAAP financial measure that consists of total expenses, less costs that are non-cash in nature, including, Purchases of crude oil and products, Federal excise taxes and fuel charge, Depreciation and depletion, Non-service pension and postretirement benefit, and Financing. The components of cash operating costs include (1) Production and manufacturing, (2) Selling and general and (3) Exploration, from the company’s Consolidated statement of income, and as disclosed in Attachment III of this document. The sum of these income statement lines serve as an indication of cash operating costs and does not reflect the total cash expenditures of the company. The most directly comparable financial measure that is disclosed in the financial statements is total expenses within the company’s Consolidated statement of income. This measure is useful for investors to understand the company’s efforts to optimize cash through disciplined expense management.

Reconciliation of cash operating costs

	Third Quarter		Nine Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial’s Consolidated statement of Income
Total expenses	12,719	9,044	38,012	23,106
Less:
Purchases of crude oil and products	9,478	6,298	28,849	15,052
Federal excise taxes and fuel charge	584	535	1,616	1,404
Depreciation and depletion	555	488	1,432	1,432
Non-service pension and postretirement benefit	4	11	13	32
Financing	16	5	34	32

Total cash operating costs	2,082	1,707	6,068	5,154

Components of cash operating costs

	Third Quarter		Nine Months
millions of Canadian dollars	2022	2021	2022	2021
From Imperial’s Consolidated statement of Income
Production and manufacturing	1,872	1,525	5,439	4,579
Selling and general	209	180	625	569
Exploration	1	2	4	6

Cash operating costs	2,082	1,707	6,068	5,154

Segment contributions to total cash operating costs

	Third Quarter		Nine Months
millions of Canadian dollars	2022	2021	2022	2021
Upstream	1,382	1,122	4,057	3,401
Downstream	593	497	1,667	1,455
Chemicals	89	70	255	213
Corporate / Eliminations	18	18	89	85

Cash operating costs	2,082	1,707	6,068	5,154

IMPERIAL OIL LIMITED

Unit cash operating cost (unit cash costs)

Unit cash operating costs is a non-GAAP ratio. Unit cash operating costs (unit cash costs) is calculated by dividing cash operating costs by total gross oil-equivalent production, and is calculated for the Upstream segment, as well as the major Upstream assets. Cash operating costs is a non-GAAP financial measure and is disclosed and reconciled above. This measure is useful for investors to understand the expense management efforts of the company’s major assets as a component of the overall Upstream segment. Unit cash operating cost, as used by management, does not directly align with the definition of “Average unit production costs” as set out by the U.S. Securities and Exchange Commission (SEC), and disclosed in the company’s SEC Form 10-K.

Components of unit cash operating cost

	Third Quarter
	2022				2021
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	1,381	581	299	442	1,120	425	288	331
Selling and general	—	—	—	—	—	—	—	—
Exploration	1	—	—	—	2	—	—	—

Cash operating costs	1,382	581	299	442	1,122	425	288	331

Gross oil-equivalent production (thousands of barrels per day)	430	193	150	62	435	194	135	78

Unit cash operating cost ($/oeb)	34.93	32.72	21.67	77.49	28.04	23.81	23.19	46.13
USD converted at the quarterly average forex	26.90	25.19	16.69	59.67	22.15	18.81	18.32	36.44
2022 US$0.77; 2021 US$0.79

	Nine Months
	2022				2021
millions of Canadian dollars	Upstream (a)	Kearl	Cold Lake	Syncrude	Upstream (a)	Kearl	Cold Lake	Syncrude
Production and manufacturing	4,053	1,680	1,017	1,170	3,395	1,341	802	1,055
Selling and general	—	—	—	—	—	—	—	—
Exploration	4	—	—	—	6	—	—	—

Cash operating costs	4,057	1,680	1,017	1,170	3,401	1,341	802	1,055

Gross oil-equivalent production (thousands of barrels per day)	408	162	145	74	423	185	139	68

Unit cash operating cost ($/oeb)	36.42	37.99	25.69	57.92	29.45	26.55	21.13	56.83
USD converted at the YTD average forex	28.41	29.63	20.04	45.18	23.56	21.24	16.90	45.46
2022 US$0.78; 2021 US$0.80

(a) Upstream includes Imperial’s share of Kearl, Cold Lake, Syncrude and other.